UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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TIVO INC.

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Dear Stockholder:

By now you should have received TiVo’s Notice of our 2015 Annual Meeting of Stockholders, Proxy Statement and Annual Report. You can also view our Proxy Statement at http://www.tivo.com/2015proxy.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we want to request your support on Proposal 3, to approve, on an advisory basis, the compensation of TiVo’s named executive officers as disclosed in the definitive proxy statement for our 2015 Annual Meeting (the “Say-on-Pay” vote).

Two major proxy-advisory firms, Institutional Shareholder Services and Glass Lewis have recommended votes against this proposal. To determine their recommendations, these firms use formulaic approaches and variable peer groups that by their nature fail to acknowledge the many unique elements of a company’s business model, approach and resulting performance. In this case, their recommendations are largely due to a perceived disconnect between our Chief Executive Officer’s compensation and our Company’s recent share price performance. We strongly disagree with the proxy advisors’ conclusions, and would like to explain why.

Our Board is concerned about the use of formulaic approaches and variable peer groups in determining executive compensation and the resulting potential for lack of alignment with the market and shareholder interests, regardless of what peer group approach is taken.  To us, the fundamental question should be how the stock did versus the relevant market index.  If it performs better, management should be rewarded.  If not, then not.  To accomplish this alignment, we tied vesting of 75% for our CEO’s annual equity award to our share price performance using a transparent, unbiased, and market-based approach.  We now base long-term performance compensation on the Russell 2000, a transparent performance metric aligned with the benchmarks used by many of our institutional investors, and have set a standard that requires the stock to outperform the Russell 2000 by 20% for the CEO to receive his target compensation.

As a result, our CEO’s total compensation is closely linked to TiVo’s overall stock performance. Compensation has declined when performance has not met pre-determined expectations, and, in fact, less than half our CEO’s target fiscal year 2015 (“FY15”) compensation opportunity is currently projected to be delivered. This is the result of a lower annual bonus payout and the projected zero payout of his relative total shareholder return (“TSR”) performance stock award because TiVo’s share price performance has underperformed the Russell 2000. As Board members, we are very focused on the stock’s performance and, as such, we have designed TiVo’s executive compensation program to be closely aligned with the interests of shareholders.

TiVo’s Pay-for-Performance Philosophy

The Compensation Committee of our Board of Directors (the “Committee”) has designed TiVo’s compensation program for our CEO and other named executive officers to be closely aligned with Company performance.  The ultimate goal of the program is to motivate and reward our executive officers for sustained shareholder value creation as measured through the performance of TiVo’s share price over time. However, in those years when value creation has lagged, our compensation program is designed to not pay our named executive officers for anticipated stock performance when none exists. As such, 90% of our CEO’s pay is aligned with shareholders through annual cash bonus and stock-based compensation.

After feedback from shareholders in 2013, TiVo’s Board re-designed TiVo’s compensation program to put greater emphasis on stock price performance as the ultimate measure of performance1. We disclosed this new design in last year’s annual proxy statement and approximately 95% of shareholders expressed support for our executive pay program by voting in favor of our Say-on-Pay proposal last year. In FY15, 75% of our CEO’s regular ongoing stock grant is contingent on our long-term/multi-year TSR performance versus the Russell 2000 index. After careful consideration of an appropriate peer group to measure performance, TiVo’s Board selected the Russell 2000, which is a benchmark measurement used by many of TiVo’s institutional investors, as an unbiased market index comprised of companies of similar size to TiVo. We feel strongly that adopting such a rigorous performance metric

1 At our 2013 annual meeting, approximately 60% of votes were cast in favor of our Say-on-Pay proposal. Following the meeting, TiVo engaged with shareholders to understand their views on our executive compensation program. Based on this shareholder feedback, in FY15, we increased the use of performance-based equity to 75% for our CEO and switched to relative TSR as the performance metric. The full amount of the FY15 performance-based equity awards is only earned if our TSR is at least 120% of the Russell 2000 during the 4th year after grant. Due to the timing of our annual meeting and when equity awards are granted, the FY15 awards were the first awards granted after the 2013 annual meeting.

for such a significant percentage of our CEO’s overall compensation is not only appropriate, but a leading compensation practice relative to our peers. Compensation value actually realized will be closely tied to our share price performance and the following analysis of our FY15 program illustrates the program in action.

FY15 Performance and CEO Compensation

During FY15, although we achieved many of our operational and financial objectives, TiVo’s TSR lagged the market. Our TSR was -15.6% compared to 3.1% for the Russell 2000 index. As a result, compensation actually delivered to our CEO for FY15, based on performance to-date, is tracking to be substantially lower than both the target total compensation opportunity approved by the Committee and total compensation as disclosed in the Summary Compensation Table of our proxy statement. The latter two amounts do not reflect the change in value of equity awards based on performance after grant. However, the proxy advisors primarily rely on total compensation reported in the Summary Compensation Table for assessing alignment between pay and performance. As the graph below makes clear, we believe the projected 51% reduction in compensation delivered versus opportunity granted strongly demonstrates TiVo’s commitment to pay-for-performance in its executive compensation program. The column labeled “Actual Pay” for FY15 reflects the actual lower annual cash bonus payout (the third straight year in which our CEO’s payout has decreased which reflects the increasing rigor of the goals being set by the Committee) and the projected zero-payout of the CEO’s performance stock award.

Operational Performance Sets Foundation for Stronger Shareholder Returns
The Board believes TiVo is successfully executing on its strategy to be the provider of choice for experiencing video content. TiVo’s focus on innovation is resulting in meaningful top-line growth and combined with careful management of operating expenses is delivering increasing profits. In FY15, TiVo’s operational performance continued to improve, setting the foundation for stronger shareholder returns in the future:

•	Record Service & Technology revenue of over $350 million (almost 85% higher than three years ago)

•	Adjusted EBITDA, excluding litigation proceeds, of $108 million (approximately $190 million improvement over three years ago)

•	Cumulative subscriptions of 5.5 million (an almost 140% increase over the last three fiscal years), including an important improvement in TiVo-Owned subscriptions during the fourth quarter.

•
TiVo now operates in almost 30 foreign countries and has relationships in place with 20 of the top 25 U.S. operators, making TiVo a leader in providing advanced television services to television operators worldwide

•
Repurchased $460M or 37.5M shares from FY13 to FY15, providing shareholders with more exposure to TiVo’s future growth and success, with $260 million in repurchases remaining on the existing announced share repurchase program.

We believe our efforts to continue to drive more overall subscriptions (including both MSO and TiVo-Owned), increase the number of distribution partners, innovate, and lower operating expenses should drive meaningful increases in TSR going forward. To the extent these efforts are unsuccessful or do not drive shareholder value, the long-term equity compensation targets will not be realized, substantially lowering the overall compensation of our named executive officers and demonstrating the strong link between pay and performance in our compensation structure.

Based on the approximately 95% approval from shareholders received by TiVo last year on its Say-on-Pay proposal, the Compensation Committee continued the use of the relative-TSR performance stock award design introduced in FY15 for FY16 to ensure that our executives’ future compensation continues to be strongly aligned and dependent on shareholder value creation. As noted in the chart above, our CEO’s target compensation opportunity for FY16 is lower by $2.5 million due to the lower stock grant award value and the absence of a special litigation award. The Board does not expect to grant any additional one-time special litigation awards after FY15 to any of the named executive officers. The special litigation award granted in FY15 and in prior years were in recognition of TiVo’s extraordinary achievement of approximately $1.6 billion in settlements of intellectual property litigation. And as the chart above illustrates, TiVo’s executive compensation program in FY16 continues to work as designed by aligning TiVo’s executive compensation with the interests of shareholders resulting in our CEO’s FY16 pay, based on performance to-date, currently projected to be at only 42% of his target FY16 compensation opportunity.
In summary:

1.	The advisory firms analyses are formula driven and reflect a perceived disconnect between our CEO’s pay as reported in the Summary Compensation Table of our proxy and TiVo’s TSR.

2.
However, the proxy reported pay used by the advisory firms largely represents a target opportunity and does not accurately capture the pay that is expected to be realized from our compensation program.

3.	TiVo’s compensation program is highly linked to shareholder value creation and the performance-based equity requires a return of 120% of the Russell 2000 in order to earn the full award.

4.	The advisory firms and 95% of shareholders approved of this performance-based program put into place last year, and no changes were made for FY16.

5.	In fact, we only expect 49% of the target pay to be realized as of the end of FY15, demonstrating our program’s link between pay and performance.

6.	Therefore, the advisory firms conclusions that pay is not linked to our company performance are flawed.

* * * * *
We are committed to a pay-for-performance philosophy, and our Compensation Committee has taken great care in designing an executive compensation program that reflects and reinforces that philosophy that will, in fact, pay when performance is achieved, but not pay when performance is not achieved. We also invite you to read the Proxy Statement for more information on our executive compensation program.

For the reasons stated above, our Board of Directors recommends that you vote FOR the Say-on-Pay proposal (Proposal 3 of your Proxy Card). Your vote is very important, and we appreciate your continued support of TiVo.

Sincerely,

/s/ Thomas Wolzien	/s/ Daniel Moloney
Thomas Wolzien	Daniel Moloney
Lead Independent Director	Chair, Compensation Committee
Chair, Governance Committee	Governance Committee Member
Strategy Committee Member	Strategy Committee Member
Audit Committee Member	TiVo Inc.
TiVo Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future growth, future increases in TiVo subscriptions, value creation for stockholders, future increases in TiVo’s total shareholder return as measured by increases in TiVo’s stock price, and the percentage of actual pay projected to be paid based to our CEO for FY15 and FY16. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2015 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.